Exhibit 24.3

Conformed Copy

POWER OF ATTORNEY

BY THIS POWER OF ATTORNEY given on the 19th day of June Two thousand and Three ECO HOLDINGS LIMITED, a Company registered in Gibraltar under the Companies Ordinance having its registered office, at 28 Irish Town, Gibraltar (hereinafter called the “Company”), HEREBY APPOINTS

MR. PAVEL KULIKOV, holder of the Russian passport No. VII-CE 607394,

issued by 49th militia department of Moscow on 7 April 1993,

the true and lawful attorney of the Company authorizing him for and in its name and on its behalf to execute and cause to be filed with the United States Securities and Exchange Commission a Schedule 13D or any amendment thereto, or any other filings with the United States Securities and Exchange Commission necessary or appropriate in respect of securities of Open Joint Stock Company Vimpel-Communications acquired for the account of Eco Holdings Limited and which the Company may be deemed to beneficially own, which Schedule 13D and any other such filings shall be in such form as such individual shall approve.

It is declared that:

1.	the Company hereby ratifies and confirms the acts of the Attorney within the limitations of this Power of Attorney;

2.	this Power of Attorney shall remain in full legal force and effect for one year from the date first mentioned above;

3.	the Attorney is authorised to delegate the powers granted to him under this Power of Attorney.

IN WITNESS WHEREOF the seal of the Company has been hereunto affixed in the presence of the undersigned witnesses on the above date.

/s/ Franz Wolf	/s/ T&T
Executive Director	MANAGEMENT SERVICES LIMITED
SECRETARIES Secretary